UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 24, 2006

OKLAHOMA GAS AND ELECTRIC COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On February 24, 2006, OGE Energy Corp., the parent company of Oklahoma Gas and Electric Company (the “Company”), issued a press release describing OGE Energy Corp.’s consolidated financial results for the quarter and year ended December 31, 2005, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company, a regulated electric utility, reported net income of approximately $129.7 million for the year ended December 31, 2005, compared with approximately $107.6 million for the year ended December 31, 2004. As described in the press release, the Company reported net income of approximately $2.3 million for the fourth quarter of 2005, compared to a net loss of approximately $14.1 million for the fourth quarter of 2004. For further information, see the press release attached as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description

99.01	Press release dated February 24, 2006, announcing OGE
Energy Corp. Announces 2005 Results, 2006 Outlook.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

February 24, 2006

Exhibit 99.01

OGE Energy Corp. Announces 2005 Results, 2006 Outlook

Enogex interstate pipeline asset sale boosts 4th quarter earnings

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex Inc., today reported earnings from continuing operations of $1.83 per diluted share in 2005, compared with earnings from continuing operations of $1.66 per diluted share in 2004.

Including the gain of $0.49 per diluted share from asset sales and other discontinued operations at Enogex, OGE Energy recorded earnings of $2.32 per diluted share for 2005. In 2004, including results from discontinued operations, the company reported earnings of $1.73 per diluted share.

For the three months ended Dec. 31, 2005, OGE Energy reported earnings from continuing operations of $0.20 per diluted share, compared with earnings from continuing operations of $0.07 per diluted share in the fourth quarter of 2004. Including results from discontinued operations, fourth-quarter 2005 earnings were $0.61 per diluted share, compared with $0.10 per diluted share in the year-ago quarter.

Financial results improved in the fourth quarter of 2005 primarily due to a favorable comparison to the 2004 quarter at the company’s regulated electric utility subsidiary, OG&E. In the fourth quarter of 2004, OG&E had significantly higher expenses for system reliability projects that had been deferred from earlier in the year.

“We are pleased to report another year of solid improvement in our financial results,” said Steven E. Moore, OGE Energy chairman, president and CEO. “At OG&E, we are pleased to have the Oklahoma rate case behind us. With our first rate increase in 20 years, we are better able to continue our focus on reliability while also seeking new opportunities for the utility, including the addition of 120 megawatts of wind power. At Enogex, we are repositioning the pipeline for future growth by selling some assets with plans to invest the proceeds in new projects with prospects for higher returns.”

Discussion of full-year 2005

OGE Energy reported consolidated operating revenues of $5.9 billion in 2005, compared with $4.9 billion in 2004. The increase in revenues was primarily due to the impact of higher commodity prices on operations at Enogex. Gross margin on revenues was $985 million in 2005, compared with $941 million in 2004. Operating income was $331 million in 2005, compared with $304 million in 2004. Net income was $211 million in 2005, compared with $154 million in 2004.

OG&E reported operating revenues of $1.7 billion in 2005, compared with $1.6 billion in 2004. Gross margin on revenues at the utility was $727 million, compared with $664 million in 2004. OG&E reported net income of $130 million and contributed $1.43 in diluted earnings per share in 2005, compared with net income of $108 million, or $1.22 per diluted share in 2004. The increase in earnings reflects improved gross margins, primarily the result of more favorable weather, customer growth and a lower effective tax rate during 2005, partially offset by higher operation and maintenance expenses.

Enogex reported operating revenues of $4.4 billion in 2005, compared with $3.4 billion in 2004. Gross margin on revenues at the pipeline was $258 million, compared to $278 million in 2004. Enogex reported income from continuing operations of $45 million, or $0.50 in diluted earnings per share in 2005, compared with income from continuing operations of $55 million, or $0.62 in diluted earnings per share for 2004. Earnings from continuing operations at Enogex were lower in 2005 primarily due to lower gross margins in the transportation and storage and marketing businesses, partially offset by higher gross margins in the gathering and processing business.

The holding company posted a loss of $0.10 per share to OGE Energy’s consolidated results in 2005, compared with a loss of $0.18 per share in 2004. The improvement was primarily due to lower interest expenses resulting from lower average debt levels and the absence of debt-redemption expenses in 2005.

Discussion of Fourth Quarter 2005

OGE Energy reported consolidated operating revenues of $1.7 billion in the fourth quarter, compared with $1.4 billion a year earlier. The fourth-quarter gross margin on revenues was $213 million, compared with $211 million in the year-earlier quarter. Operating income was $40 million in the fourth quarter, compared with $35 million in the year-earlier quarter.

OG&E posted net income of $2 million, or $0.03 per diluted share to OGE Energy’s consolidated fourth-quarter results, compared with a net loss of $14 million, or $0.16 per diluted share for the fourth quarter a year ago. This was due primarily to higher operation and maintenance expenses for infrastructure projects in the fourth quarter of 2004. A number of projects were delayed from earlier in 2004 by a pending regulatory review. In addition, the utility benefited from favorable weather and a lower effective tax rate in the 2005 quarter. Gross margin on revenues at OG&E was $138 million, compared with $119 million in the fourth quarter of 2004.

Enogex posted income from continuing operations of $18 million, or $0.20 per diluted share to OGE Energy’s consolidated fourth-quarter results, compared with income from continuing operations of $27 million, or $0.31 per diluted share for the fourth quarter a year ago. Fourth-quarter gross margin on revenues was $75 million, compared with $92 million a year earlier. The decrease was primarily due to lower gross margins in the transportation and storage and marketing businesses, partially offset by higher gross margins in the gathering and processing business and a lower effective tax rate.

In October 2005, Enogex sold its interest in Enogex Arkansas Pipeline Corp. The Company received approximately $177 million cash proceeds and recognized an after tax gain of approximately $37 million ($0.41 per share) from the sale of this business in the fourth quarter.

The holding company recorded a loss of $0.03 per share in the fourth quarter, compared to a loss of $0.08 per share in the 2004 quarter, primarily due to debt redemption expenses incurred in 2004.

2006 Outlook

The Company’s earnings guidance is $159 million to $169 million of net income, or $1.75 to $1.85 per share, assuming approximately 91 million average diluted shares outstanding, normal weather, and excluding any gains on asset sales. The 2006 outlook includes earnings guidance of $124 million to $128 million, or $1.36 to $1.40 per share, at OG&E and $44 million to $48 million, or $0.48 to $0.53 per share, at Enogex, while earnings guidance at the holding company is a loss between $7 million and $9 million, or $0.08 to $0.10 per share.

Conference Call Webcast

OGE Energy will host a conference call for discussion of the results and the outlook for 2005 on Friday, Feb. 24, at 8 a.m. CST. The conference, hosted by James R. Hatfield, senior vice president and CFO, will be available through www.oge.com.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 745,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed on this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to obtain financing on favorable terms; prices of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy industry; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission.

*Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
financial and statistical data
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31	
	2005	2004	2005	2004
	(In millions)			
ELECTRIC UTILITY				
Electric revenues				
Residential	$ 138.0	$ 116.1	$ 663.6	$ 611.4
Commercial	98.9	80.2	418.9	389.9
Industrial	97.0	72.7	355.6	326.7
Public authorities	45.6	34.1	173.1	158.5
Sales for resale	19.5	12.7	67.7	57.0
Provision for refund on gas transportation and storage case	0.1	-	(2.0)	(6.9)
Total system sales revenues	399.1	315.8	1,676.9	1,536.6
Sales to other utilities	1.0	0.3	4.9	0.8
Other	12.6	10.3	38.9	40.7
Total electric revenues	$ 412.7	$ 326.4	$ 1,720.7	$ 1,578.1
Sales of electricity - MWH (a)				
Residential	1.7	1.6	8.5	7.9
Commercial	1.4	1.3	6.0	5.7
Industrial	1.8	1.8	7.2	7.0
Public authorities	0.7	0.7	2.8	2.7
Sales for resale	0.4	0.3	1.5	1.4
Total system sales	6.0	5.7	26.0	24.7
Sales to other utilities	0.1	0.1	0.1	0.1
Total electric sales	6.1	5.8	26.1	24.8
Number of customers	745,493	735,008	745,493	735,008
Average cost of energy per KWH (b) - cents				
Fuel	2.924	2.875	3.011	2.887
Fuel and purchased power	3.093	3.350	3.300	3.436
Degree days				
Heating				
Actual	1,289	1,152	3,159	3,114
Normal	1,403	1,403	3,631	3,650
Cooling				
Actual	128	79	2,163	1,839
Normal	61	61	1,911	1,911
NATURAL GAS PIPELINE				
Operating revenues (before intercompany eliminations)	$ 1,281.3	$ 1,095.5	$ 4,369.1	$ 3,421.7
Operating income	$ 30.2	$ 50.8	$ 97.7	$ 112.6
Net income	$ 55.5	$ 30.1	$ 89.8	$ 60.7
Net cash provided from (used in) operating activities	$ 130.6	$ (31.4)	$ 179.3	$ 131.3
Capital expenditures from continuing operations	$ 10.0	$ 8.4	$ 36.2	$ 31.2
New well connects	79	72	272	258
Gathered volumes - TBtud (c)	1.03	1.00	1.01	0.98
Incremental transportation volumes - TBtud	0.49	0.42	0.45	0.39
Total volumes - Tbtud	1.52	1.42	1.46	1.37
Natural gas processed - Mmcfd (d)	496	527	518	502
Natural gas liquids produced (keep whole) - million gallons	71	87	296	263
Natural gas liquids produced (POL and fixed-fee) - million gallons	4	4	15	16
Total natural gas liquids produced - million gallons	75	91	311	279
Average sales price per gallon	$ 0.960	$ 0.777	$ 0.847	$ 0.720

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Million cubic feet per day.